January 2009 Pricing Sheet dated January 28, 2009 relating to Preliminary Terms No. 2 dated December 23, 2008 Registration Statement No. 333-145845 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Equities

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

SUMMARY TERMS

Issuer:	Barclays Bank PLC
Maturity date:	July 28, 2009
Underlying index:	S&P 500® Index (the “Index”)
Aggregate principal amount:	$2,189,550
Payment at maturity:

If the final index value is less than the initial index value,

$10 + enhanced downside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is greater than or equal to the initial index value,

$10 – upside reduction amount

In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	831.95, the index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
Valuation date:	July 23, 2009, subject to adjustment for certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$12.001 (120.01% of the stated principal amount) per Bear Market PLUS
Minimum payment at maturity:	$2 (20% of the stated principal amount) per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	January 23, 2009
Original issue date:	January 30, 2009 (5 business days after the pricing date)
CUSIP:	06740C 493
Listing:	We do not intend on listing the Bear Market PLUS on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“Morgan Stanley”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$10	$0.15	$9.85
Total	$2,189,550	$32,843.25	$2,156,706.75

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per Bear Market PLUS. Please see “Syndicate Information” on page 6 for further details.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “Selected Risk Considerations” beginning on page 4 of the Preliminary Terms No. 2.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “500” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Bear Market PLUS are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Bear Market PLUS.

Preliminary Terms No. 2 dated December 23, 2008

Index Supplement dated September 22, 2008

Prospectus Supplement dated August 27, 2008

Prospectus dated August 27, 2008

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1011). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor-Attn. US Syndicate Operations, Whippany, NJ 07981.

“Performance Leveraged Upsize SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.